EXHIBIT 99.1

CONCRETE PIPE & PRECAST, LLC

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2021

Report of Independent Auditors

The Board of Managers and Members
Concrete Pipe & Precast, LLC

Report on the Audit of the Financial Statements
Opinion
We have audited the accompanying financial statements of Concrete Pipe & Precast, LLC, which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of income, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Concrete Pipe & Precast, LLC as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Concrete Pipe & Precast, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Concrete Pipe & Precast, LLC’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Concrete Pipe & Precast, LLC’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Concrete Pipe & Precast, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Moss Adams LLP

Houston, TX
March 1, 2022

CONCRETE PIPE & PRECAST, LLC

BALANCE SHEETS
DECEMBER 31, 2021 and 2020

ASSETS
	2021	2020
CURRENT ASSETS
Cash and cash equivalents	$16,186	$33,468
Trade accounts receivable, net	22,099,959	17,333,169
Inventories	22,305,722	19,001,648
Prepaid insurance and other assets	1,548,012	1,020,374
Due from affiliates	—	24,831
Total current assets	45,969,879	37,413,490

PROPERTY, PLANT, AND EQUIPMENT - NET	50,410,543	54,003,847

OTHER ASSETS
Deposits and other assets	40,265	58,895
Total other assets	40,265	58,895

Total Assets	$96,420,687	$91,476,232

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Cash overdraft	$2,318,349	$3,184,566
Accounts payable	9,533,157	6,878,707
Due to affiliates	348,904	195,009
Notes payable	24,708,662	—
Other current liabilities	3,073,616	2,956,639
Total current liabilities	39,982,688	13,214,921

LONG-TERM LIABILITIES
Other long-term liabilities	—	535,409
Notes payable	—	22,855,218
Total liabilities	39,982,688	36,605,548

Commitments and contingencies (see Note 6 and Note 8)

MEMBERS’ EQUITY	56,437,999	54,870,684
Total Liabilities and Members' Equity	$96,420,687	$91,476,232

The accompanying notes are an integral part of these financial statements

CONCRETE PIPE & PRECAST, LLC

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2021, 2020, and 2019

	2021	2020	2019

Net sales	$173,926,048	$157,499,099	$152,739,737
Cost of sales	129,574,463	116,254,084	112,370,896
Gross profit	44,351,585	41,245,015	40,368,841

Operating Expenses
Selling expenses	4,969,511	4,581,005	4,721,079
General and administrative expenses	14,667,111	13,802,338	14,198,208
Other operating income	(345,492)	(310,422)	(270,635)
Income from Operations	25,060,455	23,172,094	21,720,189

Other expense
Interest expense, net	(323,366)	(529,922)	(875,902)
Net income	$24,737,089	$22,642,172	$20,844,287

The accompanying notes are an integral part of these financial statements

CONCRETE PIPE & PRECAST, LLC

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021, 2020, and 2019

	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$24,737,089	$22,642,172	$20,844,287
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	7,414,467	7,385,108	7,146,957
Amortization of debt issuance costs	21,993	21,993	21,993
Bad debt expense (recovery)	(15,355)	40,623	50,803
Net loss (gain) on disposal of assets	25,156	—	(12,758)
Changes in working capital:
Trade accounts receivable	(4,751,435)	(1,173,300)	(3,543,718)
Inventories	(3,304,074)	(161,934)	744,576
Prepaids and other assets	(531,001)	(435,784)	304,746
Due from / to affiliates	178,726	106,830	(23,593)
Accounts payable and other current liabilities	2,771,426	(1,237,898)	1,067,218
Cash overdraft	(866,217)	1,902,466	580,068
Other long-term liabilities	(535,409)	535,409	—
Net cash provided by operating activities	25,145,366	29,625,685	27,180,579

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(3,912,465)	(2,457,913)	(4,444,156)
Proceeds from disposal of assets	66,147	—	13,000
Net cash used in investing activities	(3,846,318)	(2,457,913)	(4,431,156)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions paid	(23,169,774)	(26,078,844)	(22,077,086)
Net (repayments) proceeds on revolving line of credit	1,853,444	(1,138,383)	(759,679)
Net cash used in financing activities	(21,316,330)	(27,217,227)	(22,836,765)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(17,282)	(49,455)	(87,342)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	33,468	82,923	170,265
CASH AND CASH EQUIVALENTS, END OF YEAR	$16,186	$33,468	$82,923

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$302,852	$535,357	$861,888

The accompanying notes are an integral part of these financial statements

CONCRETE PIPE & PRECAST, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2021, 2020, and 2019

BALANCE AT JANUARY 1, 2019	$59,540,155
Distributions	(22,077,086)
Net income	20,844,287
BALANCE AT DECEMBER 31, 2019	58,307,356
Distributions	(26,078,844)
Net income	22,642,172
BALANCE AT DECEMBER 31, 2020	54,870,684
Distributions	(23,169,774)
Net income	24,737,089
BALANCE AT DECEMBER 31, 2021	$56,437,999

The accompanying notes are an integral part of these financial statements

CONCRETE PIPE & PRECAST, LLC
Notes to Financial Statements
AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2021

1.NATURE OF BUSINESS

Concrete Pipe & Precast, LLC (“CP&P” or the “Company”) commenced operations on August 3, 2012, through a joint venture formation agreement by and between two pipe and precast companies; Americast, Inc., a Virginia corporation (“Americast”), and Hanson Pipe & Precast, LLC, a Delaware limited liability company (“Hanson”) (collectively, the “Members”). The Members formed CP&P, a limited liability company under the laws of the State of Delaware. Both Members made initial contributions of tangible and intangible assets such as human resources, inventory, and property, plant, and equipment at the formation of CP&P. On March 13, 2015, Forterra Pipe and Precast, LLC (“FP&P”) acquired Hanson’s interest in CP&P. As such, FP&P became a member of CP&P. On September 30, 2019, Americast assigned its units in CP&P to Eagle Corporation (Americast’s parent company, or “Eagle”) and was subsequently dissolved.

CP&P is engaged primarily in the manufacture, marketing, sale, and distribution of concrete pipe and precast products. Operations are primarily in Virginia, West Virginia, Maryland, North Carolina, Pennsylvania, South Carolina, and Georgia, with sales to contiguous states.

CP&P’s operating agreement stipulates how capital contributions, distributions, and income or losses of CP&P are to be allocated to each Member, which is not always in accordance with each Member’s respective ownership percentage. Each of the Member’s loss is limited to the amount of capital contributed. CP&P shall continue in existence until dissolved in accordance with the provisions of the agreement.

2.SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements and footnotes have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The more significant estimates made by management relate to useful lives of property, plant, and equipment, allowance for uncollectible accounts, and impairment of long-lived assets.

Cash and Cash Equivalents

For purposes of the statement of cash flows, CP&P considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash accounts in excess of federally-insured limits are subject to risk of loss.

CONCRETE PIPE & PRECAST, LLC
Notes to Financial Statements
AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2021

Accounts Receivable

Accounts receivable, net consists of amounts billed to customers less an allowance for doubtful accounts. CP&P accounts for estimated uncollectible amounts by reducing earnings through a valuation allowance. This allowance is based on the judgment of management as to the estimated collectability of the receivables balance at year-end and is adjusted as experience, economic conditions, and other factors dictate. CP&P established an allowance for uncollectible accounts receivable of $400,000 and $440,000 as of December 31, 2021 and 2020, respectively, to report receivables at their estimated net realizable value. Generally, accounts receivable balances are unsecured and subject to certain credit risks. However, certain accounts receivable balances are secured through liens or bonding agents.

Accounts receivable balances are considered delinquent once they are 90 days past due. Finance charges begin to accrue once an account is 30 days past due and continue to accrue regardless of status. Trade receivable balances that remain outstanding after CP&P has used reasonable collection efforts are written off by reducing accounts receivable and the valuation allowance.

Concentration of credit and supplier risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily receivables. The Company performs ongoing credit evaluations of its customers’ financial conditions and generally requires no collateral other than partial advance payments or deposits from its customers on major projects. At December 31, 2021 and 2020, an individual supplier accounted for 14% and 12% of annual purchases, respectively. At December 31, 2021 and 2020, no individual customer accounted for more than 10% of annual sales.

Inventories

Inventories are valued at the lower of cost or net realizable value using several cost flow assumptions including FIFO (first-in, first-out method) and average cost.

Property, Plant, and Equipment

All initial capital contributions of property, plant, and equipment by each Member were contributed at that Member’s respective book values. Property, plant, and equipment is recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

Estimated Useful
Lives in Years

Buildings and improvements	15 - 39
Machinery and equipment	5 - 20
Vehicles and delivery equipment	5 - 12
Office equipment	3 - 7

Depreciation expense, included in cost of sales and general and administrative expenses on the statements of income, were $7,414,467 in 2021, $7,385,108 in 2020, and $7,146,957 in 2019.

CONCRETE PIPE & PRECAST, LLC
Notes to Financial Statements
AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2021

The Company evaluates the recoverability of its long-lived assets in accordance with the provisions in Accounting Standards Codification (“ASC”) 360, Property, Plant, and Equipment (ASC 360). ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. No indication of impairment existed during any of the years presented. Such evaluations for impairment are significantly impacted by estimates of future prices for the Company’s products, capital needs, economic trends in the construction sector, and other factors. If such assets are considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell.

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales on the statements of income. Delivery revenue is included in net sales on the statements of income.

Income Taxes

CP&P is a limited liability company. Accordingly, under the Internal Revenue Code, all federal and state taxable income or loss flows through to its Members. Therefore, no income tax expense or liability is recorded in the accompanying financial statements.

CP&P has reviewed and evaluated the relevant technical merits of each of its tax positions in accordance with guidance established by the Financial Accounting Standards Board (FASB) and determined that there are no uncertain tax positions that would have a material impact on the financial statements of CP&P. The open tax years related to state tax filings are 2017 – 2021 and will expire in 2021 – 2025. When and if applicable, potential interest and penalty costs are accrued as incurred with expenses recognized in general and administrative expenses on the statements of income.

CONCRETE PIPE & PRECAST, LLC
Notes to Financial Statements
AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2021

Revenue Recognition

Substantially all of CP&P’s revenue contracts are single performance obligations for the sale of products. All revenue recognized by the Company is recognized at the point in time when control is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the products. Revenues are recognized when the risks and rewards associated with the transaction have been transferred to the purchaser, which is demonstrated when all the following conditions are met: evidence of a binding arrangement exists, products have been delivered, there is no future performance required, fees are fixed or determinable, and amounts are collectible under normal payment terms. The Company considers several indicators for the transfer of control to its customers, including the significant risks and rewards of ownership of products, the Company's right to payment, and the legal title of the products. Based upon the assessment of control indicators, sales to trade customers and distributors are recognized at the point in time when products are delivered to customers. In most cases, the final delivery to the customers is within the same day that the shipment is picked up by a third-party hauler. For certain jobs, the Company enters into contracts with customers. The Company's contract liabilities consist of billings to customers in excess of revenue recognized which the Company records as deferred revenue. Contract assets include revenue recognized in excess of amounts billed, and balances billed but not yet paid by customers under retainage provisions which are classified as a current asset within receivables, net on the Company's balance sheet. The Company had no contract assets or contract liabilities on the balance sheets as of December 31, 2021, December 31, 2020 or December 31, 2019. Receivables were $22,099,959 as of December 31, 2021, $17,333,169 as of December 31, 2020 and $16,200,492 as of December 31, 2019.

Effective January 1, 2019, the Company adopted ASC Topic 606 Revenue from Contracts with Customers using the modified retrospective method applied to those contracts which were not completed as of December 31, 2018. As a result of electing the modified retrospective adoption approach, results for reporting periods beginning after December 31, 2018, are presented under ASC 606. There was no material impact upon the adoption of ASC 606.

All variable consideration that may affect the total transaction price, including contractual discounts, rebates, returns, and credits are included in net sales. Estimates for variable consideration are based on historical experience, anticipated performance, and management's judgment.

Sales Taxes

CP&P collects sales tax from customers and remits the entire amount to the taxing jurisdictions. CP&P’s accounting policy is to exclude the tax collected and remitted to the taxing jurisdictions from revenues and cost of sales.

Fair Value

CP&P follows current accounting standards relating to fair value measurements and disclosures, which define fair value, establish a framework and guidelines for measuring fair value, and expand disclosures regarding fair value measurement. The Company’s financial instruments consist primarily of cash, trade receivables, accounts payable, other current liabilities, and debt. The carrying value of the Company’s financial instruments approximates the fair value due to their highly liquid nature, short-term maturity, or competitive rates assigned to these financial instruments.

CONCRETE PIPE & PRECAST, LLC
Notes to Financial Statements
AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2021

Members’ Equity

At the formation of CP&P, each Member received 500 common voting units. As of December 31, 2021, each Member has 500 common units. Income and losses are allocated to the Members based upon their relative share of common units, with the exception that depreciation, gains, and losses related to property, plant, and equipment as part of the initial contribution to CP&P are allocated back to the Members who originally contributed the assets. Depreciation, gains, and losses related to property, plant, and equipment acquired subsequent to the formation of CP&P are allocated based on common units.

CP&P distributes cash to the Members in an amount equal to the estimated tax amount on its taxable income. All distributions are divided equally among the Members.

Recent Accounting Pronouncements

In June 2020, the FASB issued ASU 2020-05, Leases (Topic 842), amending the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The amendments in this update are effective for annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, and early adoption is permitted as of the standard’s issuance date. ASU 2016-02 requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company believes this ASU will have a material impact on the financial statements, as it will result in most of the Company’s operating leases and associated right of use assets being presented on the balance sheet.

Risks and Uncertainties

The COVID 19 pandemic has caused an economic decline affecting many industries in the United States and globally, including certain of the Company’s customers which are primarily in construction industries. The ultimate impact on the Company’s financial results, cash flows, and liquidity will depend on the extent and duration of these conditions as well as the United States’ government policies, and thus cannot be reasonably estimated.

Subsequent Events

Management has evaluated subsequent events through March 1, 2022, which is the date the financial statements were available to be issued. On November 24, 2021, FP&P entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Eagle and Quikrete Holdings, Inc., a Delaware corporation (“Parent”). This transaction has not closed as of the date the financial statements were issued.

On February 19, 2021, Forterra, Inc. a Delaware corporation (“Forterra”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Quikrete Holdings, Inc., a Delaware corporation, and Jordan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into Forterra (the “Merger”), with Forterra surviving the Merger as a wholly-owned subsidiary of Parent. The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, among others, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

In order to address some of the divestitures anticipated to be required by the U.S. Department of Justice (the “DOJ”) to obtain approval under the HSR Act for the consummation of the Merger and the other transactions contemplated

CONCRETE PIPE & PRECAST, LLC
Notes to Financial Statements
AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2021

by the Merger Agreement, on November 24, 2021, FP&P entered into a Membership Interest Purchase Agreement with Eagle and Parent.

Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, contemporaneously with the closing of the Merger and the other transactions contemplated by the Merger Agreement, Eagle will purchase FP&P’s 50% equity interest in CP&P, (the “CP&P Sale”) for a purchase price of $105,000,000 (subject to certain adjustments as described in the Purchase Agreement). Consummation of the CP&P Sale is subject to customary closing conditions, including, among others, the consummation of the Merger and approval by the DOJ.

The Purchase Agreement contains certain termination rights for FP&P and Eagle, including, among others, the right to terminate the Purchase Agreement (i) by either party if the CP&P Sale has not occurred by March 22, 2022, which date may be extended under certain circumstances described in the Purchase Agreement, (ii) by either party in the event of the issuance of a final and non-appealable governmental order that prohibits the CP&P Sale or if FP&P notifies Eagle that (x) the Merger is not occurring or (y) the Merger Agreement has been terminated and (iii) by FP&P if FP&P determines in good faith in its reasonable discretion that the DOJ is not likely to approve the CP&P Sale and the Merger.

3.INVENTORIES

Inventories consisted of the following at December 31:

	2021	2020

Finished goods	$15,473,989	$15,454,289
Raw materials	6,781,508	3,481,943
Supplies	50,225	65,416
Total inventories	$22,305,722	$19,001,648

4.PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consisted of the following at December 31:

	2021	2020

Land, buildings, and improvements	$47,527,359	$47,300,782
Machinery and equipment	120,680,694	118,726,820
Vehicles and delivery equipment	778,451	778,851
Office equipment	1,725,556	1,725,555
Assets under development	1,731,024	308,992
Total	172,443,084	168,841,000
Less: Accumulated depreciation	(122,032,541)	(114,837,153)
Property, plant, and equipment, net	$50,410,543	$54,003,847

CONCRETE PIPE & PRECAST, LLC
Notes to Financial Statements
AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2021

5.NOTES PAYABLE

Effective June 1, 2017, the Company amended its Wells Fargo Bank revolving line of credit (WF Revolver) in its Second Amended and Restated Credit Agreement with Wells Fargo Bank (Amended WF Revolver). Per the terms of the Amended WF Revolver, interest is payable monthly at a rate equal to LIBOR plus an applicable margin based upon performance, which approximated 1.4% as of December 31, 2021. The Amended WF Revolver also includes an unused commitment fee. The credit limit is the lower of $40,000,000 or the Company's borrowing base, as defined in the amended credit agreement. Availability on the Amended WF Revolver as of December 31, 2021 and 2020, was $15,259,538 and $17,112,982 respectively, based on draws, outstanding letters of credit, and the allowable borrowing base. The Amended WF Revolver becomes due on May 31, 2022. Management has not renewed the Amended WF Revolver as of the date these financials were issued. Management expects the transaction disclosed in the Subsequent Event footnote above will close prior to the Amended WF Revolver becoming due, at which time management intends to pay off the Amended WF Revolver. Should the transaction disclosed in the Subsequent Event footnote not close prior to May 31, 2022, management believes it has sufficient cash flows and asset base to support a renewal or obtain borrowings from another financial institution.

Effective December 19, 2018, the Company entered into the First Amendment to the Amended WF Revolver to, among other things, replace one of the loan covenants of basic Fixed Charge Coverage Ratio with Tangible Net worth (as defined in the First amendment).

The WF Revolver is secured by certain real property and all machinery and equipment, vehicles and delivery equipment, office equipment, other personal property, accounts receivable, general intangibles, and inventory that had an approximate carrying value of $78,000,000 in total as of December 31, 2021.

The outstanding balance of the WF Revolver consisted of the following at December 31:

	2021	2020

Current portion	$24,708,662	$—
Long-term portion	—	22,855,218
Notes payable	$24,708,662	$22,855,218

CP&P is subject to three loan covenants: a Funded Debt to EBITDA (earnings before interest, taxes, depreciation, and amortization) Ratio, a Fixed Charge Coverage Ratio considering only tax distributions, and a Tangible Net Worth (as defined in the First Amendment). CP&P was in compliance with all financial loan covenants as of December 31, 2021 and 2020.

6.PROFIT SHARING PLANS AND COLLECTIVE BARGAINING AGREEMENT

CP&P has adopted a plan allowing all qualified employees to invest a portion of their current earnings in an employees’ 401(k) retirement fund. CP&P matches a portion of the elective contributions made by the employees based on the terms of the plan. CP&P may also, at its sole discretion, make additional contributions for all eligible employees. Employer contributions to the plan amounted to approximately $1,012,000 in 2021, $922,000 in 2020, and $941,000 in 2019.

CONCRETE PIPE & PRECAST, LLC
Notes to Financial Statements
AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2021

CP&P entered into a collective bargaining agreement on August 28, 2012, with the union workforce at one production facility. The collective bargaining agreement was renewed for three more years beginning August 27, 2021 through August 28, 2024. Approximately 9% of the total production workforce is covered under this agreement as of December 2021.

7.RELATED PARTY TRANSACTIONS

CP&P, in its ordinary course of business, sells products to Americast, Eagle, subsidiaries of Eagle, and subsidiaries of Forterra. CP&P also purchases products and services from subsidiaries of Eagle and subsidiaries of Forterra.

On August 3, 2012, CP&P entered into a Management Services Agreement with Eagle. For a monthly fee, Eagle is providing general and administrative services including information technology, payroll processing, 401(k) profit sharing plan management, and insurance coverage allocations. The agreement is subject to a Consumer Price Index (CPI) adjustment beginning in 2015. The agreement will automatically renew annually until terminated as described in the agreement.

Following table summarizes the related party transactions between CP&P and its affiliates during the years ended December 31, 2021, 2020, and 2019:

	2021	2020	2019

Sale of products to affiliates	$516,726	$852,855	$499,212
Purchase of products and services from affiliates	1,469,538	1,524,751	681,176
Management fees paid to affiliates	800,000	556,092	544,571

8.COMMITMENTS AND CONTINGENT LIABILITIES

The Company is involved in legal proceedings and litigation in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity. Other than routine litigation incidental to the Company’s business, there are no other material legal proceedings to which the Company is a party or to which any of the Company’s properties are subject.

Self-Insurance

CP&P participates in self-funding programs for workers’ compensation and liability insurance. The plans are administered by insurance companies who determine current funding requirements. CP&P has individual and aggregate stop-loss arrangements with the insurance companies to cover substantial claims. CP&P had approximately $343,000 at December 31, 2021, and $117,000 at December 31, 2020, as an estimated self-insurance liability recorded as part of other current liabilities.

CONCRETE PIPE & PRECAST, LLC
Notes to Financial Statements
AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2021

Operating Leases

CP&P is obligated under various non-cancellable operating leases for property, equipment, vehicles, and computers, which have varying terms. Lease expense under these agreements approximated $1,011,000 in 2021, $954,000 in 2020, and $1,069,000 in 2019.

Approximate minimum future operating lease rental payments required for the five-year period subsequent to December 31, 2021, are as follows:

2022	$560,000
2023	262,000
2024	156,000
2025	54,000
2026	2,000
Total	$1,034,000